Exhibit 10.1

Certain personal information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K. The omitted information is indicated by “[***]”

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered into by and between Melinda Lackey (“Employee”), on Employee’s behalf and on behalf of Employee’s heirs, executors, administrators, successors and assigns (collectively, “Releasor”), and Valion Bio, Inc. (formerly known as Tivic Health Systems, Inc.) (the “Employer”). Employee and Employer are each referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, Employee was employed by the Employer as the General Counsel and Senior Vice President of Legal Affairs;

WHEREAS, Employee executed an employment agreement with Employer on May 1, 2026, and any accompanying employee invention assignment, confidentiality agreement, and arbitration agreement, attached thereto or otherwise (collectively, the “Employment Agreement”);

WHEREAS, Employee’s employment with Employer ended on October 30, 2026 (the “Separation Date”);

WHEREAS, the Parties desire to fully and finally resolve and settle any and all issues between them, actual or potential, through a release of all claims against Releasees (as defined in Paragraph 4 below) and the other promises contained herein;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties, intending to be legally bound, agree as follows:

1.Recitals. The Parties acknowledge and agree that the Recitals set forth above are true and accurate and are incorporated herein by this reference.

2.Separation. Employee acknowledges that after the Separation Date, Employee shall have no further job duties or responsibilities as an employee of the Employer. Employee further understands and agrees that after the Separation Date, Employee will no longer be authorized to incur any expenses, liabilities, or obligations on behalf of the Employer and may not, under any circumstance, act as, or represent that Employee has the authority to act as, an agent for the Employer.

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3.	Severance.

(a) In consideration of the promises and mutual covenants set forth herein—including, without limitation, satisfaction of the responsibilities identified in Paragraphs 8 and 12 below, at the Employer’s sole discretion—and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, Employee will accept, on Employee’s behalf and on behalf of Releasor, a separation payment in the total gross amount of Twenty-Six Thousand Seven Hundred Fifty Dollars and Zero Cents ($26,750.00), minus applicable withholdings and deductions (the “Severance”). Subject to the terms of this Agreement, the Severance shall be paid to Employee in the form of a one-time lump-sum payment, which shall be remitted to Employee, in the same manner as that by which Employee’s compensation had been remitted to Employee, by no later than thirty (30) days after the “Effective Date” of this Agreement, as that term is defined below, provided that Employee executes, and does not revoke, this Agreement. The monies contemplated under this Paragraph 3(a) shall be reported to the Internal Revenue Service (and applicable state and local tax authorities) by way of an IRS Form W-2.

(b) In the event that Employee is eligible to elect, and properly elects, healthcare continuation coverage (medical and/or dental) under the Employer’s group health plans pursuant to COBRA, Employer shall directly pay to the applicable insurance carrier the COBRA premiums for Employee and Employee’s covered dependents, if any (such payments, the “COBRA Payments”), until the earlier of November 30, 2026 or the date on which Employee becomes eligible for healthcare coverage under a subsequent employer’s health plan (the “COBRA Period”). Upon the earlier of November 30, 2026 or the date on which Employee becomes eligible for healthcare coverage under a subsequent employer’s health plan, Employee shall become solely responsible for the payment of any and all COBRA premiums which Employer had been paying as described above.

(c) Employee acknowledges and agrees that (i) the Severance and COBRA Payments described in Paragraphs 3(a) and 3(b) above constitute adequate consideration for all of the terms of this Agreement; (ii) Employee will not be entitled to any other compensation or benefits from the Employer, except as expressly provided for in this Agreement; and (iii) Employee specifically waives and forgoes all rights to any compensation or benefits of any kind that are not expressly provided to Employee under this Agreement.

(d) In addition to the payments set forth above, as applicable, Employer shall pay to Employee after the Separation Date all unpaid wages through the Separation Date, which shall be reduced by any and all applicable taxes and withholdings (such payment, the “Required Payment”). Employee agrees that, subject to the Employer’s obligation, if any, to provide the Severance and COBRA Payments, once the Required Payment has been made, any wages, salary, commissions, bonuses, compensation, or other benefits, whether monetary or otherwise, to which Employee may have been entitled, whether by operation of law, contract, policy, or otherwise, will have been paid, or such payments are released, waived, or settled by Employee pursuant to this Agreement.

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4.	Release and Waiver of Claims.

THIS PARAGRAPH PROVIDES A COMPLETE RELEASE AND WAIVER OF ALL EXISTING AND POTENTIAL CLAIMS EMPLOYEE MAY HAVE AGAINST EVERY PERSON AND ENTITY INCLUDED WITHIN THE DESCRIPTION BELOW OF “RELEASEES.” BEFORE YOU SIGN THIS AGREEMENT, YOU MUST READ THIS ENTIRE PARAGRAPH 4 CAREFULLY, AND MAKE SURE THAT YOU UNDERSTAND IT FULLY.

(a) For valuable consideration, including the Severance and COBRA Payments, the receipt and adequacy of which are hereby acknowledged, Releasor does hereby unconditionally and generally release and forever discharge Employer, Velocity BioWorks, Inc., and each of their current and former partners, associates, affiliates, subsidiaries, predecessors, successors, heirs, assigns, agents, directors, officers, employees, members, representatives, board members, investors, advisors, lawyers, insurers, and all persons acting by, through, under, or in concert with them, or any of them (collectively, “Releasees”), of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent, which Releasor now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever arising from the beginning of time to the date on which Employee shall have executed this Agreement (collectively, the “Claims”).

(b) The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to Employee’s employment by Releasees, or any of them, or the termination or cessation thereof; any claim for wages, salary, commissions, bonuses, incentive payments, profit-sharing payments, expense reimbursements, leave, vacation, severance pay or other benefits and/or compensation of any kind; any alleged breach of any express or implied contract or agreement; any claim arising under any employment contract or other employment arrangement, whether express or implied, written or oral; any alleged torts or other alleged legal restrictions on any Releasee’s right to terminate Employee’s employment; any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay Act, the Family and Medical Leave Act, the Americans With Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, Texas Labor Law, and the Texas Commission on Human Rights Act, each as amended; and any claim for tortious or harassing conduct, infliction of mental distress, interference with contract, fraud, libel or slander. Employee further waives any right Employee may have to recover monetary damages in connection with a claim or charge brought on Employee’s behalf by the U.S. Equal Employment Opportunity Commission (“EEOC”) or any similar state or local agency. Notwithstanding the foregoing, this Agreement shall not operate to release any Claims which Releasor may have with respect to (i) any vested amounts due under or with respect to any benefit plan, if any; (ii) enforcement of the Agreement; (iii) a charge or claim with the EEOC or any other local, state, or federal regulatory or law enforcement agency; and (iv) claims that cannot be released as a matter of law.

(c) Employee represents and warrants that there has been no assignment or other transfer of any interest in any Claim which any Releasor may have against the Releasees, or any of them, and Releasor agrees to indemnify and hold the Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by the Releasees, or any of them, as the result of any such assignment or transfer of any rights or Claims. It is the intention of the Parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against any Releasor under this indemnity.

(d) Releasor expressly understands and acknowledges that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and Releasor explicitly took that into account in assessing the consideration underlying this Agreement, and a portion of said consideration and the mutual covenants hereunder were given in exchange for a full satisfaction and discharge of any and all Claims.

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5.Covenant Not to Sue. Employee represents and warrants that Releasor has not filed or commenced any complaints, claims, actions, grievances, or proceedings of any kind (collectively for purposes of this Paragraph 5, “Actions”) against any of the Releasees with any court or any administrative, regulatory, or other agency or body, including, without limitation, an arbitral body, in connection with any Claims released under Paragraph 4, above. In the event such Actions have been filed, this Agreement shall render them, and hereby renders them, irrevocably null, void, withdrawn, and dismissed with prejudice. To the fullest extent permitted by law, Employee agrees not to commence, maintain, prosecute, or participate in any action or proceeding of any kind against the Employer or any other Releasee with respect to any act, omission, or occurrence up to and including the date on which Employee shall have executed this Agreement. Employee agrees that if any Releasor hereafter commences any Action arising out of, based upon, or relating to any of the Claims released in this Agreement or in any manner asserts against the Releasees, or any of them, any of the Claims released hereunder or any claim challenging the enforceability of any provision of this Agreement, then Releasor shall, in addition to any other damages caused to the Releasees thereby, be required, and agrees, to repay to Employer the entirety of the Severance. Nothing herein shall prevent Employee from raising or asserting any defense in any suit, claim, proceeding or investigation brought by any of the Releasees, and by raising or asserting any such defense, Employee shall not become obligated to pay attorneys’ fees under this Paragraph 5. Subject to applicable law, including, without limitation, laws promulgated by or on behalf of the Securities and Exchange Commission, in the event that any third party, including, without limitation, a government agency, seeks to obtain any relief on behalf of any Releasor with regard to any Claim released and waived in this Agreement, Releasor covenants not to accept or receive any monetary relief or award that may arise out of or in connection with any such proceeding. Employee acknowledges that different or additional facts may be discovered in addition to what is now known or believed to be true by Employee with respect to the matters released in this Agreement, and Employee agrees that this Agreement shall be and remain in effect in all respects as a complete and final release of the matters released, notwithstanding any different or additional facts.

6.Confidentiality of Agreement. Except as may be required by law, Employee shall keep confidential and shall not disclose to any person (other than to Employee’s immediate family, attorney and accountant, each of whom shall be directed by Employee not to disclose such information), any and all information concerning the existence or terms of this Agreement, except in the circumstance of (i) Employee’s truthful testimony in court or an administrative tribunal; (ii) providing information in response to a subpoena or order issued by a court or a government agency; and/or (iii) as otherwise required by law, including, without limitation, under the National Labor Relations Act.

7. Arbitration Relating to this Agreement. Employee agrees that any dispute or controversy between the Parties in any way arising out of, related to, or connected with this Agreement itself shall be resolved through final and binding arbitration in New York, New York, pursuant to the Employment Arbitration Rules and Procedures of JAMS, Inc. (“JAMS”), available at www.jamsadr.com. In the event of a dispute subject to this section, the parties shall be entitled to written discovery and depositions adequate to give the parties access to documents and witnesses that are essential to the dispute, subject to the discretion of the arbitrator and pursuant to the applicable JAMS rules. The arbitrator selected shall have the authority to grant either party or both all remedies otherwise available by law, including injunctions. The arbitrator shall render an award and written opinion explaining the basis for the award. The arbitral award shall be binding upon the parties. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction thereof. Both parties shall take all reasonable steps to maintain the confidentiality of the arbitration award, including executing a confidentiality stipulation in a form acceptable to Employer. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees, in accordance with applicable law. Provided, however, Employer shall pay for all costs which are unique to the arbitration process, if required by applicable law. The Parties acknowledge that by agreeing to arbitration pursuant to this section, they are waiving their right to a judicial forum and to a trial by jury. The Parties agree that Employer is engaged in interstate commerce and that, except as provided in this Agreement, the Federal Arbitration Act (“FAA”) shall govern the interpretation and enforcement of, and all proceedings pursuant to, this Agreement.

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8.	Return of Confidential Information and Employer Property.

(a) Employee agrees that Employee will return to the Employer all Confidential Information in Employee’s possession or otherwise under Employee’s control, in whatever format, whether written, recorded, electronically or digitally stored and/or retrieved, no later than two (2) days after the Separation Date, and Employee agrees not to retain any copies of any and all documents, records, or materials of any kind, whether written or electronically created or stored, which contain, relate to, or refer to any Confidential Information. It is understood and agreed that Employee’s above-described return and non-retention of the Employer’s Confidential Information is a material condition of this Agreement.

(b) Employee agrees that, no later than two (2) days after the Separation Date, Employee will return to the Employer any and all Employer property and equipment of any kind, including, but not limited to, access passwords relating to work Employee performed for Employer, keys, mobile communication devices, computer equipment, files, documents, and the like (“Employer Property”).

(c) Notwithstanding the foregoing, Employer has agreed to permit Employee to maintain possession of Employee’s Employer-provided laptop. No later than five (5) days after November 30, 2026, Employee shall provide written confirmation that she has wiped all Employer Confidential Information, Employer software, and Employer data off of this laptop.

9.	Non-Admission; Non-Disparagement.

(a) Neither this Agreement, nor the Severance or COBRA Payments, is intended to be, shall be construed as, or is, an admission or concession by any of the Releasees of any wrongdoing, error, liability, or actionable acts or omissions, and the Releasees expressly deny that any of them has engaged in any wrongdoing, error, or actionable acts or omissions.

(b) Employee, as and on behalf of Releasor, hereby represents and agrees that Releasor shall not directly or indirectly (i) make any written or oral statements, suggestions or representations that the Employer or any Releasee has made or implied any admission or concession contemplated in Paragraph 9(a), above; and/or (ii) except as may be required by law, make any oral or written defaming, disparaging, negative, or knowingly or maliciously false statements, suggestions, or representations of or concerning the Employer or any Releasee. For the avoidance of doubt, this includes, without limitation, statements, suggestions, or representations memorialized in any medium whatsoever, whether electronic or otherwise, including, without limitation, e-mail and social media platforms of any kind. Employee acknowledges and agrees that violating this non-disparagement clause would constitute a material breach of this Agreement.

10.Surviving Terms of Employment Agreement. Employee acknowledges that certain terms contained in the Employment Agreement will survive the termination of her employment with Employer. Employee understands and agrees that she will continue to be subject to, and abide by, such terms after the Separation Date. To the extent there is a conflict between any term or provision contained in this Agreement and the Employment Agreement, the term or provision most favorable to the Employer shall apply.

11.Equity Grants. Employee acknowledges and agrees that by virtue of this separation, Employee is forfeiting any unvested equity, if any, pursuant to the applicable plan documents. Additionally, Employee may exercise any vested options consistent with applicable plan documents only.

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12.Future Cooperation.

(a) Employee agrees that after the Separation Date, Employee shall cooperate with, and shall be available to, the Employer to assist in any matter, including, without limitation, transitioning her duties and providing information regarding relevant operations, processes, materials, passwords, insights, projects on which she was working prior to the Separation Date, access to files, and/or the location of relevant information, and assisting government agency investigations and actual or potential court litigation or arbitration in connection with which Employee may have knowledge. If Employee receives a subpoena or process from any person or entity (including, but not limited to, any governmental agency) which would or may require Employee to disclose documents or information or provide testimony (in a deposition, court proceeding, or otherwise) regarding, in whole or in part, any of the Releasees or any proprietary or confidential information, Employee shall: (i) notify the Employer of the subpoena or other process within two (2) business days of receiving it (or a shorter period such that not less than one (1) business day shall remain between such notification and any deadline for response thereto); and (ii) to the maximum extent permissible under applicable law, not make any disclosure until the appropriate Releasees have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure, limit the scope or nature of such disclosure, and/or seek to participate in the proceeding or matter in which the disclosure is sought. Employee shall further cooperate with Employer in responding to any such subpoena or process.

(b) In addition to the foregoing, no later than two (2) days following the Separation Date, Employee shall (i) transfer administrative rights and passwords for the systems Employee administered during her employment, including, without limitation, Paylocity, Empower, Beneflex, DocuSign, ContractSafe and ShareFile; and (ii) provide a short written list of open legal matters and upcoming deadlines, including, without limitation, the following:

•	the Bexar County lawsuit (Snell)
•	the CG Capital / Rich matter
•	patent counsel matters (Dentons, Launchpad, Snell)
•	the Handley proxy item, the Snell-to-Venable transition and the AFRRI agreement
•	pending 8-Ks, minutes and consents

13.Notices. Any notices or transmissions to be given hereunder by either party to the other may be effected by (a) personal delivery in writing; (b) nationally recognized overnight delivery service; or (c) electronic mail. Notices shall be addressed to the parties at the following addresses:

(a)	If to the Employer, to:

Dean Zikria

Interim CEO

Valion Bio, Inc.

1305 E. Houston Street, Building 1, Suite 311

San Antonio, TX 78205

dean.zikria@valionbio.com

With a copy to:

William Haddad, Esq.

Venable LLP

151 W. 42nd Street, 49th Floor

New York, New York 10036

WNHaddad@Venable.com

(b)	If to Employee, to:

Melinda Lackey

[***]

Either Party may change its above-noted contact information by written notice in accordance with this Paragraph 13. Notice delivered personally will be deemed communicated as of actual receipt, and notices sent by overnight delivery service will be deemed communicated as of the business day after sending.

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14.Entire Agreement, Amendment, and Choice of Law. This Agreement, together with the Employment Agreement, constitutes the sole and complete understanding and agreement between the Parties concerning the subject matter hereof. This Agreement supersedes any previous agreements and/or understandings, whether formal or informal, and whether written or oral, between the Parties or between Employee and the Employer regarding the subject matter hereof, except the Employment Agreement, and except as otherwise provided herein. This Agreement may not be amended except in a writing signed by both Parties. Except as otherwise provided under the FAA or other applicable law, this Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its conflicts of laws provisions.

15.Successors. For the avoidance of doubt, and without limiting any other provision of this Agreement, the rights, remedies, and protections afforded to the Employer hereunder, including the rights, remedies, and protections set forth in Paragraph 4 herein, shall inure to the benefit of the Employer’s current and former parents, subsidiaries, representatives, successors, and administrators.

16.Severability. If any provision of this Agreement is declared or determined by any court to be illegal or invalid, that part shall be modified or excluded from this Agreement only to the extent required by law, but the validity of the remaining parts, terms, or provisions shall not be affected and shall continue in full force and effect.

17.Counterparts. This Agreement may be executed in one or more counterparts. Each executed counterpart shall be considered an original, all of which together shall constitute one instrument binding on the Parties. Consistent with the provisions of Paragraph 13 hereof, the Parties agree that email executed copies of this Agreement shall be deemed effective and enforceable as originals.

18.	Employee Acknowledgments.

(a) The release language contained in this Agreement constitutes, among other things, a waiver of all rights and claims Employee may have under the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. § 621, et seq.) (the “ADEA”).

(b) Employee has twenty-one (21) days from the date Employee is presented with a copy of this Agreement to consider whether to sign this Agreement. Employee may unilaterally waive this twenty-one (21) day period at Employee’s election, but in no instance may Employee sign this Agreement before the Separation Date, or it will not be valid. Employee’s signature on this Agreement constitutes an express waiver of the twenty-one (21) day period if affixed prior to the expiration of that period. The Parties expressly agree that any revisions or modifications to this Agreement, whether material or immaterial, will not and did not restart this twenty-one (21) day review period. Employee further acknowledges that the period of time Employee had to consider Employee’s rights and obligations under this Agreement was reasonable.

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(c) Employee may revoke Employee’s release of claims under the ADEA at any time within seven (7) days of Employee’s execution of this Agreement. Employee’s release of claims under the ADEA shall not become effective or enforceable until this seven (7) day revocation period has expired without Employee having exercised Employee’s right to revoke Employee’s release of claims under the ADEA. Any such revocation by Employee must be made in a letter signed by Employee and received by Dean Zikria, with a copy to William Haddad, at the address set forth in Paragraph 13 by no later than the eighth (8th) day following Employee’s execution of this Agreement. If Employee does not exercise Employee’s right to revoke Employee’s release of claims under the ADEA during the seven (7) day revocation period, this entire Agreement will take effect as of the eighth (8th) day following Employee’s execution of this Agreement. On the other hand, if Employee duly revokes Employee’s release of claims under the ADEA during the seven (7) day revocation period, this entire Agreement will still take effect as of the eighth (8th) day following Employee’s execution hereof, except for Employee’s release of claims under the ADEA, and in such case, Employee shall only be entitled to twenty percent (20%) of the Severance. In either of the foregoing instances, the eighth (8th) day following Employee’s execution of this Agreement shall be the Agreement’s “Effective Date.”

(d) Regardless of whether Employee revokes Employee’s release of claims under the ADEA during the seven (7) day revocation period, under no circumstance shall the Employer be obligated to remit any portion of the Severance or COBRA Payments, nor is Employer required to fulfill any of its obligations under this Agreement, until (i) the Effective Date of the Agreement (as defined herein) has passed; and (ii) Employee has returned all Confidential Information and all Employer Property.

(e) Employee has carefully read and understands all of the terms of this Agreement and agrees and acknowledges that such terms are fair and reasonable, and are not the result of any fraud, duress, coercion, pressure, or undue influence exercised by or on behalf of any of the Releasees. Employee has agreed to, and has entered into, this Agreement and all of the terms hereof, knowingly, freely, and voluntarily. In executing this Agreement, Employee is not relying on, and has not relied on, any representation or statement made by any of the Releasees or their representatives or attorneys with regard to the subject matter, basis, or effect of the Agreement, other than as explicitly set forth herein.

(f) Employee has been, and is hereby, advised by the Employer to consult with an attorney before executing this Agreement.

(g) Employee is not suffering from any disability or impairment that would render Employee unable to read, consider and/or understand this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Separation Agreement and General Release.

Melinda Lackey	Valion Bio, Inc.

Print: Melinda Lackey	Print: Lisa Wolf

Date: 10/31/2026	Title: COO/CFO

Sign: /s/ Melinda Lackey	Date: 10/31/2026

Sign: /s/ Lisa Wolf

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